For Release: April 30, 2009	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
May 1, 2009 10:30 A.M. (ET)		Phone: 540-949-3447
Domestic Dial in number: 877-407-8031		wamplerwes@ntelos.com
International Dial in number: 201-689-8031
Confirmation Codes: Account #286; Conference ID: 320066
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports First Quarter 2009 Operating Results

NTELOS’ First Quarter Net Income of $17.4 million, or $0.41 per share

First Quarter Operating Income of $33.6 million, 29% over First Quarter 2008

Record-High Quarterly Adjusted EBITDA of $58.1 million

WAYNESBORO, VA – April 30, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its first quarter of 2009.

Highlights for the quarter include:

•	Operating revenues for first quarter 2009 of $140.7 million, a 6% increase over first quarter 2008

•	Adjusted EBITDA (a non-GAAP measure) of $58.1 million, a quarterly record, up 5% from first quarter 2008 and 8% from revised fourth quarter 2008

•	Wireless adjusted EBITDA of $42.8 million, up 7% from first quarter 2008 and 14% from revised fourth quarter 2008

•	Wireless sales (gross additions) of 50,426, up 7% from first quarter 2008, also a quarterly record

•	Postpay gross wireless subscriber additions of 23,205, up 34% from first quarter 2008

•	Wireless postpay data ARPU (a non-GAAP measure) up $0.89 or 10% from last quarter; up 43% from first quarter 2008

•	Competitive wireline adjusted EBITDA of $6.8 million, 5% over first quarter 2008

“We have experienced strong sales growth despite continued weakness nationally in retail sales and consumer spending,” said James S. Quarforth, CEO of NTELOS Holdings Corp. “We are quite pleased with our increases in gross additions of 7% overall and 34% for postpay. Moreover, we continue to see solid growth in our data ARPU from new wireless data product offerings made possible by our network EV-DO upgrade.”

Recent Developments

EV-DO Upgrade Progress: The Company upgraded an additional 48 cell sites to the EV-DO Rev. A platform during the first quarter, adding service to the Harrisonburg, Virginia market. In total, 881 sites have been upgraded to EV-DO. The Company has approximately 160 sites in the Richmond/Norfolk, Virginia markets scheduled for upgrade in second quarter 2009, which would complete the final phase of the planned EV-DO upgrade.

Operating Highlights

Operating revenues for first quarter 2009 were $140.7 million, a 6% increase over first quarter 2008 operating revenues of $132.2 million. Wireless operating revenues for the quarter were $109.2 million compared to $101.9 million for the same period in 2008, an increase of 7%. Effective April 1, 2008, the Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. The proforma impact of this change would have resulted in wireless revenue growth for first quarter 2009 of 10% over first quarter 2008.

Wireless subscribers were 444,475 at March 31, 2009, a 6% increase from 421,265 at March 31, 2008. This growth resulted in a 6% increase in subscriber revenues (proforma for the handset insurance revenue reporting change) between these periods. Wholesale revenues were $30.1 million for first quarter 2009 compared to $24.5 million for the same quarter last year. Wholesale revenues were primarily derived from the Strategic Network Alliance Agreement with Sprint Nextel, which totaled $28.8 million, a 20% increase over first quarter 2008.

Wireline operating revenues were $31.3 million for the first quarter of 2009, a 4% increase over first quarter 2008 revenues of $30.2 million. Rural Local Exchange Carrier (RLEC) operating revenues were $14.7 million in the first quarter of 2009 compared to $14.4 million in first quarter 2008. In the Competitive Wireline segment, which consists of

Competitive Local Exchange Carrier (CLEC), Internet Service Provider (ISP) and network operations, operating revenues grew 6% from $15.7 million for the first quarter 2008 to $16.6 million for the first quarter of 2009. Revenues from Competitive Wireline strategic products, including local phone services, IPTV-based video services, broadband voice and data services and high-capacity network access and transport services, grew $1.1 million, or 8%, from the first quarter 2008 to the first quarter 2009.

Consolidated adjusted EBITDA for first quarter 2009 was $58.1 million, with a margin of 41%. This amount represents an increase of 5% over first quarter 2008 adjusted EBITDA of $55.5 million.

Wireless adjusted EBITDA was $42.8 million for the first quarter of 2009, compared to $39.9 million for first quarter 2008, an increase of 7%. The adjusted EBITDA margin for wireless was 39%, consistent with the margin for the first quarter of 2008, despite incremental operating costs related to the network upgrade and an increase in handset subsidy resulting from a higher proportion of smart phone sales in the current quarter.

Wireline adjusted EBITDA was $17.7 million for the first quarter of 2009 compared to $17.0 million for the first quarter 2008, an increase of 4%. Wireline adjusted EBITDA margin for the first quarter 2009 was 57%.

Business Segment Highlights

Wireless

•

Wireless gross subscriber additions for first quarter 2009 were 50,426, up 7% from 46,953 in first quarter 2008. Postpay gross subscriber additions, which represent higher-ARPU customers with higher data usage and lower churn, were 23,205 for first quarter 2009, an increase of 34% over the prior year. Postpay customer growth for first quarter 2009 was 3,261 compared to 1,773 for the same quarter last year. Smart phone and data card sales for the quarter represented 27% of postpay sales. Total wireless monthly subscriber churn was 3.1% for the first quarter 2009, similar to the previous two quarters. Postpay churn for the quarter was 2.2%, also similar to the previous two quarters.

•

Postpay ARPU was $56.87 for the first quarter of 2009, compared to proforma $54.64 for the first quarter 2008. Postpay data ARPU continued to show significant growth, increasing $2.84, or 43%, from $6.53 in first quarter 2008 to $9.37 in first quarter 2009. Sequentially, postpay data ARPU is up 10%, or $0.89, compared to fourth quarter 2008. On a total customer basis, ARPU for first quarter 2009 was $54.58. First quarter 2008 ARPU, proforma for the change in reporting of handset insurance revenues discussed above, was $54.67.

•	Total wireless network cell sites were 1,190 at March 31, 2009, with 728 of these sites within the wholesale footprint.

Wireline

•

RLEC: Access lines at the end of first quarter 2009 were 40,343 compared to 43,260 at the end of first quarter 2008. This line loss is reflective of residential wireless substitution, cable competition (which commenced in late May 2008 in one of the three RLEC markets), and the conversion of centrex lines to PBX trunks. Somewhat offsetting the revenue impact from line losses was an increase in switched access minutes, compared to the same quarter last year. RLEC operating revenues for first quarter 2009 were $14.7 million, a 2% increase from first quarter 2008. RLEC adjusted EBITDA was $10.9 million for the first quarter 2009, compared to $10.6 million for first quarter 2008.

•

Competitive Wireline: Revenues from wireline strategic products increased approximately $1.1 million, or 8%, to $13.8 million in first quarter 2009 from $12.7 million in first quarter 2008, due to customer growth and continued growth in bandwidth demand. Broadband customer growth in the RLEC footprint continues to be especially strong, with a year-over-year gain of 1,427, increasing customer penetration from 40% at March 31, 2008 to 48% at the end of first quarter 2009. CLEC business local access lines were 49,499 at March 31, 2009 compared to 49,273 lines at March 31, 2008. Operating revenues for CLEC business local access lines were essentially flat over these periods. Adjusted EBITDA for the Competitive Wireline segment increased 5%, to $6.8 million in the first quarter 2009 from $6.5 million in the first quarter 2008.

“Our wireline business continues to outperform the overall industry,” stated Quarforth. “Our past investment in strategic products such as broadband, fiber backhaul for wireless carriers, and video products has enabled NTELOS to drive revenue and EBITDA growth despite declines in local access lines.”

Quarforth concluded, “We are pleased with our first quarter results, especially when viewed against the backdrop of the weak economic conditions. Strong sales, solid data ARPU growth and record adjusted EBITDA provide us with a good beginning for the year. I reiterate that with our catalysts for growth in place, we are confident that in 2009 we will continue to grow revenues, customers, data ARPU, wholesale revenues, adjusted EBITDA and free cash flow.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

As previously announced on April 20, 2009, the Company expects 2009 consolidated operating revenues to be between $562 million and $571 million. Consolidated adjusted EBITDA is expected to be between $230 million to $236 million. Please see the Business Outlook exhibit with this press release for additional guidance detail.

###

Note: Subsequent to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2008, the Company discovered an error related to the billing information used by the Company for billing services to Sprint under its Strategic Network Alliance agreement. A portion of network usage by Sprint customers had been incorrectly classified in the Company’s billing process. As a result, wireless wholesale revenue was overstated by approximately $3.9 million in 2008 ($2.4 million after tax, or $0.06 per share). Quarterly for 2008, this amount is estimated to be $0.2 million, $0.9 million and $2.8 million in second, third and fourth quarters 2008, respectively. The Company assessed the materiality and determined that the error was immaterial to previously reported amounts contained in its periodic reports. The effect of recording this immaterial correction in the Company’s 2008 financial statements and for the fiscal 2008 quarterly periods will be reported in subsequent periodic filings. The Consolidated Balance Sheet at December 31, 2008 accompanying this release has been revised to reflect the impact of this adjustment.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, loss on interest rate swap agreement, net income attributable to noncontrolling interests, other income, non-cash compensation charges, voluntary early retirement charges and secondary offering costs.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA and ARPU, are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; adverse economic conditions; leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments including developments that could negatively affect our revenues from network access charges and the universal service fund; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors and the transition of our prepay billing services to a new vendor; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential for patent and other intellectual property right infringement claims; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless ARPU Reconciliation

•	Business Outlook for the Year 2009

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$65,597	$65,692
Accounts receivable, net	40,953	47,270
Inventories and supplies	9,576	11,107
Other receivables	3,477	2,809
Income tax receivable	—	718
Prepaid expenses and other	12,126	8,843

	131,729	136,439

Securities and investments	820	762

Property, plant and equipment, net	457,914	446,473

Other Assets
Goodwill	118,448	118,448
Franchise rights	32,000	32,000
Other intangibles, net	71,340	74,151
Radio spectrum licenses in service	115,447	115,449
Radio spectrum licenses not in service	16,958	16,931
Deferred charges and other assets	3,419	3,648

	357,612	360,627

Total Assets	$948,075	$944,301

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$6,822	$6,739
Interest rate swap	8,256	—
Accounts payable	30,773	31,645
Dividends payable	10,995	10,968
Advance billings and customer deposits	20,223	19,772
Accrued payroll	5,032	10,119
Accrued interest	713	290
Income tax payable	2,318	—
Accrued operating taxes	3,871	3,439
Other accrued liabilities	3,712	3,787

	92,715	86,759

Long-Term Liabilities
Long-term debt	599,723	601,173
Other long-term liabilities	83,630	91,250

	683,353	692,423

Equity [1]	172,007	165,119

Total Liabilities and Equity	$948,075	$944,301

[1]	Please see accompanying note in this earnings release and Form 10-Q filed with the SEC for additional detail relating to a wireless wholesale revenue correction for the year 2008.

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three months ended:
	March 31, 2009	March 31, 2008
Operating Revenues	$140,664	$132,249

Operating Expenses [1]
Cost of sales and services (exclusive of items shown separately below)	45,224	42,857
Customer operations	29,414	26,627
Corporate operations [2]	8,968	8,379
Depreciation and amortization [3]	23,158	28,014
Accretion of asset retirement obligations	276	228

	107,040	106,105

Operating Income	33,624	26,144

Other Income (Expenses)
Interest expense	(5,306)	(8,815)
Loss (gain) on interest rate swap agreement	928	(3,179)
Other income	75	444

	29,321	14,594

Income Tax Expense	11,687	6,055

Net Income	17,634	8,539

Net Income Attributable to Noncontrolling Interests	(232)	(17)

Net Income Attributable to NTELOS Holdings Corp.	$17,402	$8,522

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders:

Income per share - basic	$0.41	$0.20
Income per share - diluted	$0.41	$0.20
Weighted average shares outstanding - basic	42,155	41,670
Weighted average shares outstanding - diluted	42,331	42,232

Cash Dividends Declared per Share - Common Stock	$0.26	$0.21

[1]	Includes non-cash compensation charge related to equity incentive awards of $1.0 million and $1.2 million for the three months March 31, 2009 and March 31, 2008, respectively.
[2]

Includes a one-time cash payment of $1.0 million to James A. Hyde, NTELOS' newly hired president and COO, in consideration foregone by Mr. Hyde by departing his previous employer before 2009 vesting dates. Mr. Hyde joined the Company in March 2009. Please see Form 8-K filed with the SEC on January 14, 2009 for additional information.

[3]

Depreciation and amortization expense includes accelerated depreciation related to 3G-1xRTT equipment scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $1.2 million and $7.9 million for the three months ended March 31, 2009 and March 31, 2008, respectively.

NTELOS Holdings Corp.

Summary of Operating Results

(dollars in thousands)

	Three Months Ended:
	March 31, 2008	March 31, 2009
Operating Revenues
Wireless PCS Operations	$101,913	$109,206
Subscriber Revenues	70,389	71,755
Wholesale/Roaming Revenues, net	24,537	30,076
Equipment Revenues	6,690	7,041
Other Revenues	297	334

Wireline Operations
RLEC	14,435	14,690
Competitive Wireline	15,746	16,643

Wireline Total	30,181	31,333

Other	155	125

	$132,249	$140,664

Operating Expenses
(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, non-cash compensation and voluntary early retirement program charges, a non-GAAP Measure)

Wireless PCS Operations	$61,989	$66,415
Cost of Sales and Services
Cost of Sales - Equipment	7,889	9,871
Cost of Sales - Access & Other	13,341	10,989
Maintenance and Support	12,228	14,343
Customer Operations	22,689	25,490
Corporate Operations	5,842	5,722

Wireline Operations
RLEC	3,850	3,741
Competitive Wireline	9,294	9,849

Wireline Total	13,144	13,590

Other	1,570	2,558

	$76,703	$82,563

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$39,924	$42,791

Wireline Operations
RLEC	10,585	10,949
Competitive Wireline	6,452	6,794

Wireline Total	17,037	17,743

Other	(1,415)	(2,433)

	$55,546	$58,101

Capital Expenditures
Wireless PCS Operations	$10,629	$17,951

Wireline Operations
RLEC	3,053	2,836
Competitive Wireline	7,937	7,355

Wireline Total	10,990	10,191

Other	3,857	3,472

	$25,476	$31,614

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)
Wireless PCS Operations	$29,295	$24,840

Wireline Operations
RLEC	7,532	8,113
Competitive Wireline	(1,485)	(561)

Wireline Total	6,047	7,552

Other	(5,272)	(5,905)

	$30,070	$26,487

[1]	Please see earnings release schedules available on the Company's website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

(dollars in thousands)

	March 31, 2008	March 31, 2009
Net income attributable to NTELOS Holdings Corp.	$8,522	$17,402
Net income attributable to noncontrolling interests	17	232

Net Income	$8,539	$17,634

Interest expense	8,815	5,306
Loss on interest rate swap agreement	3,179	(928)
Income taxes	6,055	11,687
Other income	(444)	(75)

Operating income	$26,144	$33,624

Wireless	$18,488	$26,153
RLEC	7,021	7,215
Competitive Wireline	3,235	3,624
Other	(2,600)	(3,368)

Operating income	$26,144	$33,624

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)

	2008					2009
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended March 31
Operating Income	$18,488	$7,021	$3,235	$(2,600)	$26,144	$26,153	$7,215	$3,624	$(3,368)	$33,624
Depreciation and amortization [1]	21,228	3,561	3,203	22	28,014	16,283	3,666	3,151	58	23,158

Sub-total:	39,716	10,582	6,438	(2,578)	54,158	42,436	10,881	6,775	(3,310)	56,782

Accretion of asset retirement obligations	208	3	14	3	228	257	5	14	—	276
Non-cash compensation	—	—	—	1,160	1,160	98	63	5	877	1,043

Adjusted EBITDA	$39,924	$10,585	$6,452	$(1,415)	$55,546	$42,791	$10,949	$6,794	$(2,433)	$58,101

Adjusted EBITDA Margin	39.2%	73.3%	41.0%	NM	42.0%	39.2%	74.5%	40.8%	NM	41.3%

[1]

Depreciation and amortization expense includes accelerated depreciation related to 3G-1xRTT equipment scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $1.2 million and $7.9 million for the three months ended March 31, 2009 and March 31, 2008, respectively.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	3/31/2008	6/30/2008	9/30/2008	12/31/2008	3/31/2009
Wireless Subscribers	421,265	425,880	427,028	435,008	444,475

RLEC Total Access Lines	43,260	42,777	41,989	41,135	40,343

RLEC Residential Access Lines	28,303	27,870	27,124	26,513	25,893

CLEC Access Lines [1]	49,273	49,555	49,856	49,899	49,499

RLEC Broadband Customers [2]	12,364	12,701	13,010	13,358	13,791

Total Broadband Connections [2]	20,890	21,371	21,825	22,505	22,846

Long Distance Subscribers	48,715	49,069	49,027	48,655	48,240

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

Quarter Ended:	3/31/2008	6/30/2008	9/30/2008	12/31/2008	3/31/2009
Total Wireless Subscribers
Beginning Subscribers	406,795	421,265	425,880	427,028	435,008
Prepay	115,068	127,765	127,419	123,451	123,999
Postpay	291,727	293,500	298,461	303,577	311,009

Gross Additions	46,953	36,559	41,322	48,964	50,426
Prepay	29,586	17,900	17,727	22,888	27,221
Postpay	17,367	18,659	23,595	26,076	23,205

Disconnections	32,483	31,944	40,174	40,984	40,959
Prepay	16,120	17,456	20,969	21,579	20,170
Postpay	16,363	14,488	19,205	19,405	20,789

Net Additions	14,470	4,615	1,148	7,980	9,467
Prepay	13,466	444	(3,242)	1,309	7,051
Postpay	1,004	4,171	4,390	6,671	2,416

Ending Subscribers	421,265	425,880	427,028	435,008	444,475
Prepay	127,765	127,419	123,451	123,999	130,205
Postpay	293,500	298,461	303,577	311,009	314,270

Postpay subscriber growth for first quarter 2009 of 3,261 consists of net additions of 2,416 and conversions of prepay customers to postpay of 845.

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009
Average Subscribers (weighted monthly)	414,816	423,545	426,552	429,152	440,629

Gross Subscriber Revenues ($000)	$70,877	$69,347	$70,501	$69,941	$72,142
Revenue Accruals & Deferrals	(434)	84	32	(368)	(324)
Eliminations & Other Adjustments	(54)	(53)	(60)	(60)	(63)

Net Subscriber Revenues ($000)	$70,389	$69,378	$70,473	$69,513	$71,755

Average Monthly Revenue per Subscriber/Unit (ARPU) [1], [2]	$56.95	$54.58	$55.09	$54.32	$54.58

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1], [2]	$56.94	$56.19	$57.85	$56.92	$56.87

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$7.08	$7.17	$7.53	$7.92	$8.78

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$6.53	$7.07	$7.93	$8.48	$9.37

Strategic Network Alliance Revenues ($000)
Home Voice	$13,281	$13,129	$13,403	$13,464	$12,776
Travel Voice	4,039	3,992	4,398	4,444	3,950

Total Voice	17,320	17,121	17,801	17,908	16,726

Home Data	2,784	3,148	2,874	2,988	3,183
Travel Data	2,692	3,768	5,564	8,397	8,916

Total Data	5,476	6,916	8,438	11,385	12,099

Revenue Minimum Adjustment	1,247	—	—	—	—

Total	$24,043	$24,037	$26,239	$29,293	$28,825

Monthly Postpay Subscriber Churn	1.9%	1.6%	2.1%	2.1%	2.2%

Monthly Blended Subscriber Churn	2.6%	2.5%	3.1%	3.2%	3.1%

Total Cell Sites (period ending)	1,031	1,082	1,111	1,183	1,190

EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)	—	282	511	833	881

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	607	654	680	721	728

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for first quarter 2008. First quarter 2008 total and postpay ARPU, proforma for these reporting changes would have been $54.67 and $54.64, respectively.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

Average Revenue per Handset/Unit (ARPU) [1] (dollars in thousands except for subscribers and ARPU)	March 31, 2008	March 31, 2009
Operating Revenues	$132,249	$140,664
Less: Wireline and other operating revenue	(30,336)	(31,458)

Wireless communications revenue	101,913	109,206
Less: Equipment revenue from sales to new customers	(4,017)	(1,772)
Less: Equipment revenue from sales to existing customers	(2,498)	(5,269)
Less: Wholesale revenue	(24,537)	(30,076)
Plus: Other revenues, eliminations and adjustments	16	53

Wireless gross subscriber revenue [2]	$70,877	$72,142

Less: Paid in advance subscriber revenue	(20,621)	(18,643)
Less: adjustments	(307)	(137)

Wireless gross postpay subscriber revenue	$49,949	$53,362

Average subscribers	414,816	440,629

Total ARPU [2]	$56.95	$54.58

Average postpay subscribers	292,426	312,783

Postpay ARPU [2]	$56.94	$56.87

Wireless gross subscriber revenue [2]	$70,877	$72,142
Less: Wireless voice and other feature revenue	(62,072)	(60,537)

Wireless data revenue	$8,805	$11,605

Average subscribers	414,816	440,629

Total Data ARPU	$7.08	$8.78

Wireless gross postpay subscriber revenue	$49,949	$53,362
Less: Wireless postpay voice and other feature revenue	(44,222)	(44,574)

Wireless postpay data revenue	$5,727	$8,788

Average postpay subscribers	292,426	312,783

Postpay data ARPU	$6.53	$9.37

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for first quarter 2008. First quarter 2008 total and postpay ARPU, proforma for these reporting changes would have been $54.67 and $54.64, respectively.

NTELOS Holdings Corp.

Business Outlook for the Year 2009 1 (as April 30, 2009)

(dollars in millions)

	Twelve Months 2009
Operating Revenues - Guidance
Wireless	$438.0	to	$444.0
Wireline	124.0	to	127.0
Other	—		—

	$562.0	to	$571.0

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Adjusted EBITDA - Guidance

Net Income Attributable to NTELOS Holdings Corp.	$58.0	to	$66.0
Net Income Attributable to Noncontrolling Interests	1.0		1.0

Net Income	59.0	to	67.0

Interest expense, net [2]	23.5	to	21.5
Income tax expense [3]	40.0	to	45.0
Other income	0.5		0.5

Operating Income	123.0	to	134.0

Depreciation and amortization	99.0	to	95.0
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	7.0	to	6.0

Adjusted EBITDA	$230.0	to	$236.0

Wireless	$167.0	to	$171.0
Wireline	69.0	to	71.0
Other	(6.0)		(6.0)

Adjusted EBITDA	$230.0	to	$236.0

Capital Expenditures
Wireless	$62.0	to	$58.0
Wireline	34.0	to	32.0
Other	19.0	to	19.0

Total Capital Expenditures	$115.0	to	$109.0

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]	Cash payments for interest expense for 2009 are expected to be approximately $28 million to $30 million.
[3]	Current cash income tax for 2009 is expected to be between $11 million and $15 million.